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                                                                      EXHIBIT 21

        LIST OF SUBSIDIARIES AND THEIR COUNTRY OF INCORPORATION/OPERATION

..   iProcure, Inc.                                      United States of America
..   Datastream Systems International, Inc.              United States of America
..   Datastream FSC, Inc.                                U.S. Virgin Islands
..   SQL Group, B.V.                                     The Netherlands
..   Datastream Systems, BV                              The Netherlands
..   Datastream Systems (UK), Ltd.                       The United Kingdom
..   Datastream, SA                                      France
..   SQL System Participates, BV                         The Netherlands
..   SQL Systems Deutschland, GmbH                       Germany
..   Datastream Systems, GmbH                            Germany
..   Datastream Insta Holding GmbH                       Germany
..   Datastream Systems GmbH & Co. KG                    Germany
..   Asystum Participations, BV                          The Netherlands
..   Datastream Systems Ireland Ltd.                     Ireland
..   Sikasso Pte Ltd.                                    Singapore
..   Datastream Systems Pte Ltd.                         Singapore
..   Datastream Systems Co., Ltd.                        China
..   Datastream Systems Pte Ltd.                         Japan
..   Datastream Systems Pty Ltd.                         Australia
..   Computec Sistemas S.A.                              Argentina
..   Datastream Systems de Mexico S.A. de C.V.           Mexico
..   Datastream Servicios Mexicanos, S. de R.L. de C.V.  Mexico
..   Datastream Systems do Brasil Ltda.                  Brazil
..   Datastream Systems de Chile SRL                     Chile